EXHIBIT 12
STATEMENT REGARDING COMPUTATION
OF RATIO OF EARNINGS TO FIXED CHARGES
AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
(UNAUDITED)

	Year Ended December 31

	2000	2001	2002	2003	2004

	(dollars in thousands)
Earnings:
Income from continuing operations before extraordinary items(1)	$58,518	$53,785	$61,485	$74,513	$84,873
Fixed charges	38,866	34,644	44,644	59,833	76,824
Capitalized interest	(3,079)	(841)	(170)	(1,535)	(875)
Equity (earnings) losses in less than 50% owned subsidiary	(318)	(332)	(15)	(270)	0

Earnings	$93,987	$87,256	$105,944	$132,541	$160,822

Fixed charges:
Interest expense(2)	$34,622	$32,028	$42,101	$55,377	$72,556
Capitalized interest	3,079	841	170	1,535	875
Amortization of loan expenses	1,165	1,775	2,373	2,921	3,393

Fixed charges	$38,866	$34,644	$44,644	$59,833	$76,824

Consolidated ratio of earnings to fixed charges	2.42	2.52	2.37	2.22	2.09

Earnings:
Income from continuing operations before extraordinary items(1)	$58,518	$53,785	$61,485	$74,513	$84,873
Fixed charges	38,866	34,644	44,644	59,833	76,824
Capitalized interest	(3,079)	(841)	(170)	(1,535)	(875)
Equity (earnings) losses in less than 50% owned subsidiary	(318)	(332)	(15)	(270)	0

Earnings	$93,987	$87,256	$105,944	$132,541	$160,822

Fixed charges:
Interest expense(2)	$34,622	$32,028	$42,101	$55,377	$72,556
Capitalized interest	3,079	841	170	1,535	875
Amortization of loan expenses	1,165	1,775	2,373	2,921	3,393

Fixed charges	38,866	34,644	44,644	59,833	76,824
Preferred stock dividends	13,490	13,505	12,468	9,218	12,737

Combined fixed charges and preferred stock dividends	$52,356	$48,149	$57,112	$69,051	$89,561

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.80	1.81	1.86	1.92	1.80